U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Welch, William J.
   60 East Elizabeth Street
   Skaneateles, NY  13152
   US
2. Issuer Name and Ticker or Trading Symbol
   Center Banks Incorporated
   CTBK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President & Asst. Secretary

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |1,580.65           |I     |ESOP Trust (100% vested)   |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |2/13/9|S   | |400               |D  |$18.00     |2,250              |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options|$5.25   |     |    | |           |   |**   |12/11|Common Stock|2,000  |*      |2,000       |D  |            |
                      |        |     |    | |           |   |     |/00  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$8.50   |     |    | |           |   |**** |10/12|Common Stock|750    |***    |750         |D  |            |
                      |        |     |    | |           |   |     |/03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$10.25  |     |    | |           |   |**   |12/20|Common Stock|2,000  |*      |2,000       |D  |            |
                      |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$13.75  |     |    | |           |   |**   |4/16/|Common Stock|1,000  |*      |1,000       |D  |            |
                      |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options|$16.25  |     |    | |           |   |**** |1/21/|Common Stock|700    |***    |700         |D  |            |
                      |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* Granted under the Center Banks Incorporated Long-term Incentive and Capital Accumulation Plan.
** Options become exercisable 20% per year after date of
grant.
*** Granted under the Center Banks Incorporated 1991 Long-term Incentive and Capital Accumulation Plan.
**** Options become exercisable 50% per year after date of grant.
SIGNATURE OF REPORTING PERSON
/s/ William J. Welch
DATE
March 10, 1997